Exhibit 10.20

AGREEMENT AND RELEASE

This Agreement and Release, dated this 8th day of June 2015, is made between Gannett Co., Inc., a Delaware corporation, for itself and its subsidiary, related and affiliated companies and their officers and directors, as well as for the companies anticipated to follow the completion of the separation (the “Spin”) of the business into Gannett/SpinCo and TEGNA/RemainCo, their subsidiary, related and affiliated companies and their officers and directors (collectively, “Gannett”) and Lawrence S. Kramer (hereinafter “KRAMER”) to confirm certain reciprocal obligations, including but not limited to certain severance payments to be made by GANNETT to KRAMER.

WHEREAS, KRAMER is currently employed by GANNETT in the capacity of CEO & Publisher of USA Today and such employment is pursuant to an Offer Letter dated May 11, 2012, and a Termination Benefits Agreement dated May 14, 2012, and extended through July 31, 2015.

WHEREAS, GANNETT anticipates the imminent separation of its business into Gannett/SpinCo and TEGNA/RemainCo.

WHEREAS, KRAMER wishes to separate from employment at or soon after the completion of the pending corporate separation transaction.

WHEREAS, GANNETT and KRAMER agree that such a separation is to be treated as a termination by the executive for good reason under section 3 of the Termination Benefits Agreement.

WHEREAS, a termination by the executive for good reason has associated with it certain rights and obligations between the parties, including but not limited to the payment of certain monies as severance by GANNETT and the execution of certain releases by KRAMER.

WHEREAS, the parties both desire to fully and completely define and agree upon those obligations.

NOW THEREFORE, in exchange for and in consideration of the mutual covenants, agreements and promises set forth in this Agreement, the parties agree as follows.

1.                                      KRAMER’s employment with GANNETT shall end on a date to be mutually agreed, but in no case earlier than completion of the corporate separation transaction and not later than July 31, 2015.

2.                                      KRAMER shall receive severance payments in the following amounts and on the following schedule:

A.                                    Five hundred sixty-five thousand dollars ($565,000.00) representing one (1) year of base pay.

B.                                    Three hundred sixty-five thousand dollars ($365,000) representing the annual bonus for 2015, at an amount equal to the most recent preceding annual bonus.

C.                                    These payment identified in A and B above will be paid in a single lump sum in the amount of nine hundred and thirty thousand dollars ($930,000.00), to be issued on the first day of the seventh month following the termination of employment and which will be subject to required withholdings and deductions at that time.

3.                                      KRAMER shall become 100% vested in the Restricted Stock Unit (RSU) award dated May 14, 2012 and same shall be distributed to KRAMER pursuant to the timing stipulated by the terms of the RSU plan. All other RSU and Total Shareholder Return (TSR) grants shall be vested on a pro rated basis as of the actual date of termination and distributed to KRAMER pursuant to the timing stipulated by the terms of the RSU and TSR plans.

4.                                      All other current benefits enjoyed by KRAMER shall continue on present terms through his last day of employment and thereafter shall be administered pursuant to their own terms and conditions associated with a separation from employment.

5.                                      KRAMER shall not be entitled to the benefits described in paragraphs 2 and 3 above, unless and until KRAMER has signed and not revoked, within thirty (30) days after the date of his termination, a full and complete Release of Claims. The details of the Release of Claims are explained below.

A. The Release of Claims means that KRAMER agrees to give up forever any and all legal claims, or causes of actions, he may have, or think he has, against Gannett Co. Inc., Gannett/SpinCo, TEGNA, all their related and affiliated companies, and all their officers and directors. This includes all legal claims that arose at any time before or at the time he signs this Agreement; it also includes those legal claims of which he knows and is aware, as well as any legal claims of which he may not know or be aware.

B. Several laws of the United States and the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, The Fair Labor Standards Act, as amended, The Family and Medical Leave Act of 1993, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. KRAMER may or may not be covered by any of these laws, but he agrees that this Release of Claims specifically includes any possible claims under any of these laws, including any claims for attorneys’ fees.

C. By referring to specific laws the parties do not intend to limit the Release of Claims to just those laws. All legal claims for money, damages, or any other relief that relate to or are in any way connected with KRAMER’s employment with GANNETT or the termination of that employment, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are (i) those which cannot, as a matter of law be released, (ii) those that arise out of some action that takes place after KRAMER signs this Agreement, and (iii) those that claim that GANNETT has broken this Agreement.

D. KRAMER agrees that he will not say later that some particular legal claim or claims are not covered by the Release of Claims because he was unaware of the claim or claims, because he overlooked them, or because he made an error.

E. KRAMER specifically confirms that, as far as he knows, no one has made any legal claim in any federal, state or local court or government agency based in any way on any issue relating to his employment, or the ending of his employment, with GANNETT. If, at any time in the future, such a claim is made by KRAMER or someone acting on his behalf, or by some other person or a government agency, KRAMER agrees that he will be totally and completely barred from recovering any money, damages or remedy of any kind. This provision is meant to include claims that are solely on KRAMER’s behalf, claims that are only in part on his behalf, claims which he has authorized, as well as claims which he has not authorized.

F. This Agreement, and the Release of Claims, will not prevent KRAMER from filing any future administrative charges with the United States Equal Employment Opportunity Commission (EEOC) or a state fair employment practices (FEP) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or the state FEP agency. However, this Agreement, and the Release of Claims, does mean that KRAMER may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

6.                                      KRAMER will not disclose or discuss the terms or existence of this agreement with anyone other than his attorney, accountants, and/or his immediate family members except as required by law or in any dispute over the breach of this Agreement. GANNETT will not disclose or discuss the terms or existence of this Agreement with anyone other than its attorneys, accountants, directors, officers, or employees (as necessary), except in any dispute over the breach of this Agreement, as may be required by SEC or other government rule or regulation, or as otherwise required by law.

7.                                      KRAMER will not make any statements, oral or written, or cause or allow to be published in his name, or under any other name, any statements, interviews, articles, editorials or commentary (oral or written) including blog posts and posts in any social media space, that is intended to be or would reasonably be expected to be understood to be critical or disparaging of Gannett Co., Inc., any product or service of Gannett Co. Inc. or its subsidiary, related or affiliated companies, or any officers, employees or directors of Gannett Co., Inc. GANNETT will not make any statements, oral or written, or cause or allow to be published in its name, or under any other name, any statements, interviews, articles, editorials or commentary (oral or written) including blog posts and posts in any social media space, that is intended to be or would reasonably be expected to be understood to be critical or disparaging of KRAMER.

8.                                      The Termination Benefits Agreement dated May 14, 2012 and extended through July 31, 2015, and referenced above includes as an integral part of its terms and conditions certain provisions that are intended to survive the employment relationship, including but not limited to Restrictive Covenants (Section 9), Confidentiality (Section 10), Section 409A (Section 11), and recoupment (Section 12).  KRAMER recognizes and affirms his obligations under those post-employment provisions.

9.                                      The terms of this Agreement are severable, and if for any reason any part of this Agreement shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

10.                               KRAMER and GANNETT agree that this Agreement, along with the previously referenced and identified Offer Letter and Termination Benefits Agreement, contain all the details of the agreements between them concerning their respective rights and obligations associated with the ending of KRAMER’s employment. Nothing has been promised to one by the other, either in some other written document or orally, that is not included in this letter. For the purpose if clarity, the payments and benefits provided for herein completely replace and supersede any benefits that might otherwise be available under or pursuant to the Gannett Leadership Team Transitional Severance Plan, the Gannett Co. Inc. Transitional Compensation Plan, and/or any similar transition severance plan put in place for the Gannett/SpinCo leadership team at the time of or subsequent to the Spin.

11.                               This Agreement will remain open and available to KRAMER for up to three (3) weeks, beginning on the date the Agreement was first delivered to him.  Should KRAMER accept all the terms of this offer by signing this Agreement, he may nevertheless revoke this Agreement within seven (7) days after signing it. Notice of revocation must be provided in writing (via letter, fax or email) to counsel for GANNETT, William A. Behan, Senior Vice-President Labor Relations, Gannett Co. Inc., 7950 Jones Branch Drive, McLean VA 22107. In the absence of a revocation by KRAMER, this Agreement shall be effective immediately upon expiration of the 7 day revocation period.

12.                               KRAMER acknowledges that he has carefully read this Agreement and understands its terms.  KRAMER also acknowledges that he has had a reasonable opportunity to consider his decision and to consult with an attorney of his choice, that he has voluntarily executed this agreement and that he fully appreciates the effect of doing so.

	/s/ Lawrence S. Kramer	June 8, 2015
	Lawrence S. Kramer	Date

Gannett Co., Inc.

By:	/s/ Gracia C. Martore
Gracia C. Martore
President and Chief Executive Officer